Exhibit 10(f)

AMENDMENT #5

TO THE

FPL GROUP, INC
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

In accordance with Section 5.01 of the FPL Group, Inc. Supplemental Executive Retirement Plan, as amended and restated effective April 1, 1997, and as subsequently amended by Amendments #1, #2, #3 and #4 (the "Plan"), the Compensation Committee of the Board of Directors of FPL Group, Inc. (the "Committee") hereby further amends the Plan as follows:

First:  A new Section 1.23 is added to the Plan, effective February 15, 2007, to read as follows:

1.23  "Vesting Years of Service" shall mean all periods beginning on the Employee's employment date with the Employer and ending on the date that the Employee terminates such employment with the Employer. If an Employee terminates employment with the Employer and then performs an hour of service with the Employer within twelve months of the termination date, the Employee shall receive credit for the period of severance.

Second:  Section 3.02(a) of the Plan is revised, effective February 15, 2007, to read as follows:

(a)  In General - Except as otherwise provided in this Section 3.02, a Participant's right to the benefits accrued hereunder for such Participant shall vest in accordance with the following vesting schedule:

Vesting Years of Service	Vested Percentage
Less than 5	0%
5 or more	100%

Third:  In all other respects, the Plan shall remain unchanged by this Amendment #5.

IN WITNESS WHEREOF, the Compensation Committee of the Board of Directors has caused this amendment to be executed this 15th day of February, 2007.

FPL GROUP, INC.
By:	/s/ ROBERT H. ESCOTO

Title:	Vice President Human Resources